Alexander & Baldwin, Inc. Reports Second Quarter 2018 Results

HONOLULU, August 2, 2018 /PRNewswire/—Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company") today announced financial results for the second quarter of 2018.
Chris Benjamin, A&B president & chief executive officer stated: "Strong results from our commercial real estate ("CRE") portfolio continued in the second quarter, keeping us on track to hit our full-year goals for 2018. Operating profit grew by 1.5% in the second quarter as compared to 2017, principally driven by growth in same-store NOI1 of 3.1%, which is in line with previous guidance. Leasing activity remained robust during the quarter, with spreads at 9.2%, continuing a trend that is expected to support same-store NOI growth in the second half of the year. We continue to expect full-year 2018 same-store NOI growth of 3-4%.
"While headline results in our non-CRE segments were modest, good progress was made toward improving Materials & Construction performance and advancing development project monetization efforts. Results from our Materials & Construction segment reflected recovery from the weather-impacted first quarter and are benefiting from performance improvement initiatives at Grace Pacific. In Land Operations, distributions from joint ventures and sales of development units and parcels contributed to $48 million in debt reduction during the quarter."
Corporate Highlights

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Net income and diluted earnings per share available to A&B shareholders for the second quarter of 2018 were $2.5 million and $0.03 per share, respectively. Net income and diluted earnings per share available to A&B shareholders for the first half of 2018 were $49.8 million and $0.69 per share, respectively.

Commercial Real Estate Highlights

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CRE operating profit was $13.6 million in the second quarter of 2018, as compared to $13.4 million in the same period of 2017. CRE operating profit was $29.1 million in the first half of 2018, as compared to $27.7 million in the same period of 2017.

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Same-store cash NOI[1] increased 3.1% in the second quarter of 2018, as compared to the prior year second quarter, largely due to increased industrial rent and increased office occupancy. Quarter performance lifted year-to-date same-store cash NOI growth[1] to 3.0% within the range of full-year guidance.

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66 leases, covering 132,000 square feet of gross leasable area ("GLA"), were executed during the second quarter of 2018, bringing the Company to 55% of its 2018 goal at midyear. Comparable leasing spreads for signed leases were 9.2% for the second quarter of 2018. Comparable leasing spreads on Hawai`i retail spaces were 7.3% for the second quarter of 2018.

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Occupancy increased to 92.1% as of June 30, 2018, up 30 basis points from March 31, but decreased 170 basis points compared to June 30, 2017, primarily due to the termination of a tenant at Komohana Industrial Park in the first quarter of 2018.

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Occupancy in the Hawai`i retail portfolio was 92.6% as of June 30, 2018, a decrease of 50 basis points as compared to the first quarter, and a decrease of 130 basis points compared to June 30, 2017, primarily due to the termination of a large temporary tenant at Pearl Highlands in 2017. The space has been re-leased.

•	Major strategic lease transactions in the second quarter and recently include:

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A 19,700-square-foot lease to Guitar Center at Pearl Highlands, its debut location in Hawai`i. The expected opening of Guitar Center next year adds to the positive momentum at Pearl Highlands, where the renovated Food Court and Regal Cinema are open, and ULTA will be opening on August 10.

◦
Six leases at the recently acquired Honokohau Industrial property were executed in the second quarter of 2018 at an aggregate comparable leasing spread of 37.2%, which helped the Company achieve its pro forma leasing objectives for the property a year early.

•	Recent highlights in redevelopment and development for hold include:

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Groundbreaking and commencement of construction at the 94,000-square-foot, Safeway-anchored Ho`okele Shopping Center, adjacent to Maui Business Park in Kahului. As of June 30, the center was 64% pre-leased, and the Company had letters of intent for an additional 24% of GLA at the center.

◦	Commencement of tenant buildouts at the 50,500-square-foot Lau Hala Shops center in Kailua. The center was 88% pre-leased as of June 30, 2018, and is scheduled to open in late 2018.

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On July 5, 2018, the Company completed the acquisition of five commercial units totaling 11,000 square feet of GLA at The Collection high-rise residential condominium project on Oahu from its joint venture partners for $6.9 million. Leases have been executed for all five spaces. The Collection is a 465-residential-unit project developed by the Company and its joint venture partners that includes a high-rise tower, mid-rise flats and townhomes, as well as commercial retail units. The entire project has been sold, except for three remaining townhome units.

Land Operations Highlights

•	Land Operations operating profit was $1.6 million in the second quarter of 2018, as compared to a $1.7 million profit in the prior year second quarter.

•	Cash proceeds from unit sales at Kamalani and joint venture distributions from Keala o Wailea, The Collection and Ka Milo of $25.1 million were generated in the second quarter.

•	The Company advanced efforts to monetize and/or raise third-party capital for the Company’s development-for-sale projects.

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The sale of 313 acres to the State of Hawaii for expansion of the Kahului Airport on the island of Maui for $8.6 million was recently approved by the Board of Land and Natural Resource and is expected to close in the third quarter of 2018.

•	The Company continues to advance diversified agriculture on its former sugar plantation lands on Maui, including recent expansion of grass-fed beef operations.
Materials & Construction Highlights

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Materials & Construction operating profit was $3.6 million in the second quarter of 2018, as compared to $6.7 million in the prior year second quarter, and $0.2 million in the first quarter of 2018. Adjusted EBITDA[1] was $6.2 million for the second quarter of 2018, as compared to $9.3 million for the prior year second quarter. Operations, which were impacted by a variety of factors including weather in the first four months of the year, recovered to expected operating levels during May and June.

•	Backlog[2] for the Company’s Materials & Construction segment was $174.4 million as of June 30, 2018, as compared to $214.6 million for the comparable prior year period.
Financial Highlights

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On April 18, 2018, the Company refinanced the 3.9% fixed-rate $62.5 million Series E loan that matures in 2024, with three new financings:  $10 million at a fixed interest rate of 4.66% maturing in 2025; $34.5 million at a fixed interest rate of 4.81% maturing in 2027; and $18 million at a fixed interest rate of 4.89% maturing in 2028.

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At June 30, 2018, the Company's debt amounted to $790.8 million, which represents 31.8% of the Company’s total capitalization. Maturities for the next three years averages $25.0 million, or 3.2% of total debt per year. The Company's debt has a weighted-average maturity of 5.5 years with a weighted-average interest rate of 4.30%. Seventy-five percent of debt was at fixed rates.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(In millions, except per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating Revenue:
Commercial Real Estate	$33.8	$33.8	$69.0	$67.5
Land Operations	19.3	12.1	48.6	23.1
Materials & Construction	59.0	52.2	107.8	100.7
Total operating revenue	112.1	98.1	225.4	191.3
Operating Profit (Loss):
Commercial Real Estate	13.6	13.4	29.1	27.7
Land Operations	1.6	1.7	(3.8)	(0.7)
Materials & Construction	3.6	6.7	3.8	12.3
Total operating profit (loss)	18.8	21.8	29.1	39.3
Interest expense	(8.9)	(6.2)	(17.3)	(12.4)
General corporate expenses	(7.3)	(5.9)	(14.0)	(11.6)
REIT evaluation/conversion costs	—	(2.2)	—	(7.0)
Income (Loss) from Continuing Operations Before Income Taxes and Net Gain (Loss) on Sale of Improved Properties and Ground Leased Land	2.6	7.5	(2.2)	8.3
Income tax benefit (expense)	0.1	(3.5)	2.8	(2.7)
Income (Loss) from Continuing Operations Before Net Gain (Loss) on Sale of Improved Properties and Ground Leased Land	2.7	4.0	0.6	5.6
Net gain (loss) on the sale of improved properties and ground leased land	0.2	—	49.8	3.0
Income (Loss) from Continuing Operations	2.9	4.0	50.4	8.6
Income (loss) from discontinued operations, net of income taxes	0.1	0.8	—	3.2
Net Income (Loss)	3.0	4.8	50.4	11.8
Income (loss) attributable to noncontrolling interest	(0.5)	(0.5)	(0.6)	(1.2)
Net Income (Loss) Attributable to A&B Shareholders	$2.5	$4.3	$49.8	$10.6

Basic Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.03	$0.08	$0.72	$0.16
Discontinued operations available to A&B shareholders	—	0.02	—	0.07
Net income (loss) available to A&B shareholders	$0.03	$0.10	$0.72	$0.23
Diluted Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.03	$0.07	$0.69	$0.16
Discontinued operations available to A&B shareholders	—	0.02	—	0.07
Net income (loss) available to A&B shareholders	$0.03	$0.09	$0.69	$0.23

Weighted-Average Number of Shares Outstanding:
Basic	72.0	49.2	69.2	49.1
Diluted	72.3	49.6	72.3	49.6

Amounts Available to A&B Shareholders:
Continuing operations available to A&B shareholders, net of income taxes	$2.4	$3.7	$49.8	$8.1
Discontinued operations available to A&B shareholders, net of income taxes	0.1	0.8	—	3.2
Net income (loss) available to A&B shareholders	$2.5	$4.5	$49.8	$11.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Current Assets	$167.1	$274.8
Investments in Affiliates	388.3	401.7
Real Estate Developments	139.6	151.0
Property – Net	1,321.0	1,147.5
Intangible Assets – Net	77.8	46.9
Deferred Tax Asset	18.4	16.5
Goodwill	102.3	102.3
Restricted Cash	0.2	34.3
Other Assets	57.5	56.2
Total Assets	$2,272.2	$2,231.2

LIABILITIES AND EQUITY
Current Liabilities	$120.9	$926.8
Long-term Liabilities:
Long-term debt	755.0	585.2
Accrued retirement benefits	23.1	22.7
Other non-current liabilities	34.8	37.4
Redeemable Noncontrolling Interest	8.0	8.0
Equity	1,330.4	651.1
Total Liabilities and Equity	$2,272.2	$2,231.2

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOWS
(In millions, unaudited)

	Six Months Ended June 30,
	2018	2017
Cash Flows from Operating Activities:
Net income (loss)	$50.4	$11.8
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Depreciation and amortization	21.3	21.0
Deferred income taxes	(2.7)	0.1
Gains on asset transactions, net of asset write-downs	(50.7)	(12.1)
Share-based compensation expense	2.7	2.2
Investments in affiliates, net of distributions of income	3.2	5.8
Changes in operating assets and liabilities:
Trade, contracts retention, and other receivables	(8.2)	(6.3)
Costs and estimated earnings in excess of billings on uncompleted contracts - net	(3.5)	0.6
Inventories	3.2	9.2
Prepaid expenses, income tax receivable and other assets	1.5	(3.7)
Accrued pension and post-retirement benefits	5.0	1.6
Accounts payable	(2.7)	(3.6)
Accrued and other liabilities	(13.4)	(36.6)
Real estate inventory sales (real estate developments held for sale)	34.1	2.9
Expenditures for real estate inventory (real estate developments held for sale)	(13.4)	(9.5)
Net cash provided by (used in) operations	26.8	(16.6)

Cash Flows from Investing Activities:
Capital expenditures for acquisitions	(194.7)	(10.1)
Capital expenditures for property, plant and equipment	(25.3)	(13.3)
Proceeds from disposal of property and other assets	155.3	16.6
Payments for purchases of investments in affiliates and other investments	(15.8)	(23.9)
Distributions of capital from investments in affiliates and other investments	20.3	2.0
Net cash provided by (used in) investing activities	(60.2)	(28.7)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	504.1	83.5
Payments of long-term debt and deferred financing costs	(391.1)	(35.1)
Borrowings (payments) on line-of-credit agreement, net	(14.9)	11.4
Distribution to noncontrolling interests	(0.2)	(0.2)
Cash dividends paid	(156.6)	(6.9)
Proceeds from issuance (repurchase) of capital stock and other, net	(1.4)	(4.0)
Net cash provided by (used in) financing activities	(60.1)	48.7

Cash, Cash Equivalents and Restricted Cash:
Net increase (decrease) in cash, cash equivalents, and restricted cash	(93.5)	3.4
Balance, beginning of period	103.2	12.3
Balance, end of period	$9.7	$15.7

USE OF NON-GAAP FINANCIAL MEASURES
The Company uses non-GAAP measures when evaluating operating performance because management believes that they provide additional insight into the Company's and segments' core operating results, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. These measures generally are provided to investors as an additional means of evaluating the performance of ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP. The Company's methods of calculating non-GAAP measures may differ from methods employed by other companies and thus may not be comparable to such other companies.
Cash Net Operating Income ("Cash NOI") is a non-GAAP measure used by the Company in evaluating the CRE segment's operating performance as it is an indicator of the return on property investment, and provides a method of comparing performance of operations, on an unlevered basis, over time. Cash NOI should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Cash NOI is calculated as total property revenues less direct property-related operating expenses. Cash NOI excludes straight-line lease adjustments, amortization of favorable/unfavorable leases, amortization of tenant incentives, selling, general and administrative expenses, impairments of commercial real estate, lease termination income, and depreciation and amortization (including amortization of maintenance capital, tenant improvements and leasing commissions).
The Company reports Cash NOI on a same store basis, which includes the results of properties that were owned and operated for the entirety of the prior calendar year. The same-store pool excludes properties under development or redevelopment and also excludes properties acquired or sold during the comparable reporting periods. While there is management judgment involved in classifications, new developments and redevelopments are moved into the same store pool upon one full calendar year of stabilized operation, which is typically upon attainment of market occupancy.

A reconciliation of CRE operating profit to CRE Cash NOI and Same-Store Cash NOI is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, unaudited)	2018	2017	Change	2018	2017	Change
Commercial Real Estate Operating Profit (Loss)	$13.6	$13.4		$29.1	$27.7
Plus: Depreciation and amortization	7.0	6.5		13.3	13.1
Less: Straight-line lease adjustments	(0.6)	(0.5)		(0.7)	(1.0)
Less: Favorable/(unfavorable) lease amortization	(0.5)	(0.7)		(1.0)	(1.5)
Less: Termination income	—	—		(1.1)	—
Plus: Other (income)/expense, net	0.1	0.2		0.1	0.3
Plus: Selling, general, administrative and other expenses	1.6	2.3		3.3	4.0
Commercial Real Estate Cash NOI	21.2	21.2	(0.2)%	43.0	42.6	0.9%
Acquisitions / dispositions and other adjustments	(2.7)	(3.3)		(5.7)	(6.4)
Commercial Real Estate Same-Store Cash NOI	$18.5	$17.9	3.1%	$37.3	$36.2	3.0%

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA for the Materials & Construction segment are non-GAAP measures used by the Company in evaluating the Materials & Construction segment's operating performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the performance of the segment's ongoing core operations. EBITDA and Adjusted EBITDA should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
EBITDA is calculated for the Materials & Construction segment by adjusting segment operating profit (which excludes interest and tax expenses), by adding back depreciation and amortization. Adjusted EBITDA is calculated for the Materials & Construction segment by adjusting for income attributable to noncontrolling interests from EBITDA.
A reconciliation of Materials & Construction operating profit to Materials & Construction EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, unaudited)	2018	2017	2018	2017
Operating Profit (Loss)	$3.6	$6.7	$3.8	$12.3
Depreciation and amortization	3.1	3.1	6.1	6.1
EBITDA	6.7	9.8	9.9	18.4
Income attributable to noncontrolling interest	(0.5)	(0.5)	(0.6)	(1.2)
Adjusted EBITDA	$6.2	$9.3	$9.3	$17.2
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[1]	See above for a discussion of management's use of non-GAAP financial measures and reconciliations from GAAP to non-GAAP measures.

[2]
Backlog represents the amount of revenue that Grace Pacific and Maui Paving, LLC, a 50-percent-owned unconsolidated affiliate, expect to realize on contracts awarded and government contracts in which Grace Pacific has been confirmed to be the lowest bidder and formal communication of the award is perfunctory.

Note: Percent changes are determined using amounts rounded to the thousands.
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FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding possible or assumed future results of operations, business strategies, growth opportunities and competitive positions. Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the Company's REIT status and the Company's business, as well as the evaluation of alternatives by the Company’s joint venture related to the development of Kukui`ula, generally discussed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. The information in this release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company's forward-looking statements.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is Hawai`i's premier commercial real estate company and the state's foremost owner of grocery-anchored retail centers. With a portfolio of approximately 87,000 acres in Hawai`i, A&B is the state's fourth largest private landowner. A&B is a fully integrated real estate investment trust and owns, operates and manages 3.3 million square feet of primarily retail and industrial space in Hawai`i. A&B's interests extend beyond commercial real estate into diversified agriculture, renewable energy, and land stewardship. A&B also is Hawai`i's largest construction materials company and paving contractor. Over its nearly 150-year history, A&B has evolved with the state's economy and played a lead role in the development of the agricultural, transportation, tourism, construction and real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

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Contact:
Suzy Hollinger
(808) 525-8422
shollinger@abhi.com